September 1, 2026

David Bailey

Dear David:

STAAR Surgical Company is pleased to offer you the position of Chief Commercial Officer reporting to Warren Foust, President and Chief Executive Officer. Your beginning wage will be $575,000 (CHF 462,825) in addition to all the benefits offered through our current policies.

Subject to approval by the Compensation Committee of the Board of Directors, you will receive an initial equity grant valued at $850,000, to be granted on your start date. This initial equity grant will be issued in the form of 50% Restricted Stock Units (RSUs) and 50% Stock Options. The RSUs will vest over a three-year period, with 1/3 vesting on the first anniversary of the grant date, 1/3 vesting on the second anniversary of the grant date, and the remaining 1/3 vesting on the third anniversary of the grant date. The Stock Options will also vest over a three year period. Additionally, you will receive a 2026 annual long-term incentive award valued at $1,400,000, which will be prorated based on your date of hire, in the form of 50% stock options and 50% RSUs. You will also be eligible to receive annual equity grants through participation in the STAAR Surgical Long-Term Incentive Plan.

In addition, you will participate in our Corporate Annual Incentive Bonus Program. You will have a target bonus of 60% of your annual base salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives. Any annual incentive bonus earned during your first year of employment will be prorated based on your date of hire.

You are also eligible to participate in the Executive Severance and Change in Control Agreement.

Your employment is contingent upon your successful completion of all required employment screenings, which will include a background check. Your employment date is projected to start on or around September 9, 2026.

Please note that the employment contract will be established under local Swiss labor law and regulations.

David, we are very excited to have you as part of our STAAR Executive Team. We believe your contributions to the Company will quickly have a significant and long lasting impact on STAAR.

Sincerely,

/s/ Bill Goodmen

Bill Goodmen

Vice President

Global Human Resources

cc. Warren Foust

_/s/ David Bailey ____9/8/2026______

David Bailey Date

STAAR Surgical Company W: staar.com

25510 Commercentre Dr. Lake Forest, CA 92630 P: (626) 303-7902